Exhibit 7.08

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

TUNIU CORPORATION

AND

UNICORN RICHES LIMITED

May 22, 2015

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of May 22, 2015, by and between Tuniu Corporation, a company incorporated in the Cayman Islands (the “Company”), and Unicorn Riches Limited, a company organized under the laws of the Cayman Islands (“Unicorn”). The Company and Unicorn are each referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and certain of its shareholders entered into a Third Amended and Restated Investors’ Rights Agreement on August 28, 2013 (the “Investors’ Rights Agreement”), pursuant to which the Company granted certain registration rights to certain of its shareholders.

WHEREAS, the Company and Unicorn entered into a Subscription Agreement on May 8, 2015 (the “Subscription Agreement”), pursuant to which the Company has agreed to enter into a registration rights agreement with Unicorn in the form and substance to the reasonable satisfactory of Unicorn at or prior to the occurrence of the closing contemplated under the Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE 1
DEFINITIONS.

Section 1.1                             Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“ADSs” means the American depositary shares of the Company.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. For the avoidance of doubt, with respect to a Person other than an individual, “Affiliate” shall also include any partner, shareholder, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. For the further avoidance of doubt, with respect to a Person who is an individual, “Affiliate” shall also include any family member thereof and any Affiliate of any of such family members.

“Affiliated Fund” has the meaning set forth in Section 2.11.

“Agreement” has the meaning set forth in the preamble.

“automatic shelf registration statement” has the meaning set forth in Section 2.4(j).

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended (and any successor thereto), and the rules and regulations promulgated thereunder.

“Existing Holder” has the same meaning as the term “Holder” in the Investors’ Rights Agreement.

“Existing Holders’ Registrable Securities” has the same meaning ascribed to the term “Registrable Securities” in the Investors’ Rights Agreement.

“Form S-3” and “Form F-3” means such respective forms under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

“HKIAC” has the meaning set forth in Section 3.10.

“Holder” means any person owning or having the right to acquire Registrable Securities (as defined below) or any assignee thereof in accordance with Section 2.11 of this Agreement.

“Immediate Family Member” has the meaning set forth in Section 2.11.

“Initiating Holders” has the meaning set forth in Section 2.1(b).

“Investors’ Rights Agreement” has the meaning set forth in the recitals.

“JD Holder” means Fabulous Jade Global Limited, any of its Affiliates or any assignee thereof in accordance with the terms of the JD Investor Rights Agreement.

“JD Investor Rights Agreement” means the investor rights agreement dated as of May 22, 2015 by and among the Company and Fabulous Jade Global Limited.

“JD Holders’ Registrable Securities” has the meaning ascribed to the term “Registrable Securities” under the JD Investor Rights Agreement.

“Ordinary Shares” means the ordinary shares in the capital of the Company, par value of US$0.0001 per share.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“register,” “registered,” or “registration” refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) any Ordinary Shares owned or hereafter acquired by Unicorn, other than shares for which registration rights have terminated pursuant to Section 2.13 hereof, and (ii) any other Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned.  Notwithstanding the foregoing, Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Article 2 in accordance with Section 2.13 below.

“Registrable Securities then outstanding” means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

“Subscription Agreement” has the meaning set forth in the recitals.

“Unicorn” has the meaning set forth in the preamble.

“Violation” has the meaning set forth in Section 2.9(a).

“WKSI” has the meaning set forth in Section 2.4(j).

ARTICLE 2
REGISTRATION RIGHTS.

Section 2.1                                   Request for Registration.

(a)                                 If the Company shall receive at any time a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act with an anticipated aggregate offering price (before deduction of underwriting discounts, commissions and expenses) of at least $7,500,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such requests to all Holders, JD Holders and Existing Holders and shall, subject to the limitations of subsection 2.1(b), use its best efforts to file as soon as practicable, and in any event within ninety (90) days of the receipt of such requests, a registration statement under the Securities Act covering all Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities which the Holders (together with the JD Holders and Existing Holders who so request)  request to be registered within twenty (20) days of the mailing of such notice by the Company.

(b)                                 If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder, JD Holder or Existing Holder to include its Registrable Securities, JD Holders’ Registrable Securities or Existing Holders’ Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such holder) to the extent provided herein. All Holders, JD Holders and Existing Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting reasonably acceptable to the holders of at least a majority of the voting power of all Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities proposed to be included in such registration. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all holders of Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of such Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, JD Holders and Existing Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities owned by each participating Holder, JD Holder and Existing Holder; provided, however, that the number of shares of Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; provided further that any Initiating Holder shall have the right to withdraw its request for registration from the underwriting by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement, and such withdrawal request for registration shall not be deemed to constitute one of the registration rights granted pursuant to this Section 2.1. If any Holder, JD Holder or Existing Holder disapproves the terms of any underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities, JD Holders’ Registrable Securities or Existing Holders’ Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder, JD Holder or Existing Holder to the nearest one hundred (100) shares.

(c)                                  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period; provided further that during such one hundred twenty (120) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(d)                                 In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i)                                     After the Company has effected three (3) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(ii)                                  During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith its best efforts to cause such registration statement to become effective and that the Holders are entitled to join such registration in accordance with Section 2.2 hereof;

(iii)                               If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 or Form F-3 pursuant to a request made pursuant to Section 2.3 below; or

(iv)                              If such registration may be declared effective within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2 of the Investors’ Rights Agreement (the “Existing Registration”), pursuant to the demand registration rights of the Existing Holders, provided that the Existing Registration had provided the Holders with an opportunity to participate pursuant to the provisions of Section 2.1 or 2.2 hereof.

Section 2.2                                   Company Registration.  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders, such as the JD Holders or the Existing Holders) any of its shares under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share option, share purchase or similar plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder, JD Holder and Existing Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 2.7, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered, in addition to any registrable securities that the other holders of the registration rights contemplated by the Investors’ Rights Agreement or the JD Investor Rights Agreement have requested to be registered. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 above. If a Holder decides not to include all or any of its Registrable Securities in such registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company, all upon the terms and conditions set forth herein. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.

Section 2.3                                   Form S-3 or F-3 Registration.  The Company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. In case the Company shall receive from any Holder or Holders of not less than thirty percent (30%) of the Registrable Securities then outstanding (or the other holders of the registration rights contemplated by the Investors’ Rights Agreement or the JD Investor Rights Agreement) a written request or requests that the Company effect a registration on Form S-3 or Form F-3 or any comparable or successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (or the other registrable securities owned by the other holders of the registration rights under the Investors’ Rights Agreement or the JD Investor Rights Agreement), the Company shall:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company, as well as any other securities of the Company entitled to inclusion in such registration; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3: (i) if Form S-3 or Form F-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (after the deduction of any underwriters’ discounts or commissions) of less than US$2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any 12-month period; provided further that during such one hundred twenty (120) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company; (iv) if, within the 12-month period preceding the date of such request, the Company has already effected two (2) registrations on Form S-3 or Form F-3 for the Holders pursuant to this Section 2.3; or (v) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2.2; provided that the Holders are entitled to join such registration in accordance with Section 2.2 hereof.

(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively. Subject to the Section 2.3(b), there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

Section 2.4                                   Obligations of the Company.  Whenever required under this Article 2 to effect the registration of any Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities, and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders (including Holders, JD Holders and Existing Holders) of a majority of the Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or until the distribution described in such registration statement is completed, if earlier. In the case of any registration of Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days or until the distribution described in such registration statement is completed, if earlier.

(c)                                  Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                                 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law.

(g)                                  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)                                 Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)                                     Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Article 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Article 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(j)                                    To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 1.4, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement.

(k)                                 If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.3 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

(l)                                     If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

(m)                             Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

Section 2.5                                   Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 2.1(a) or subsection 2.3(b), whichever is applicable.

Section 2.6                                   Expenses of Registration.

(a)                                 Demand Registration. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with registrations, filings or qualifications pursuant to Section 2.1 for each Holder (which right may be assigned as provided in Section 2.12), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby registered in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 (and for the avoidance of doubt, such agreement shall bind all Holders of the Registrable Securities); provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 2.1.

(b)                                 Company Registration. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.2 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c)                                  Registration on Form S-3 or Form F-3. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with a registrations, filings or qualifications pursuant to Section 2.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

Section 2.7                                   Underwriting Requirements.  In connection with any offering involving an underwriting of the Company’s capital shares, the Company shall not be required under Section 2.2 to include any of the Holders’, JD Holders’ or Existing Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters of internationally recognized standing selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, JD Holders’ Registrable Securities and Existing Holders’ Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Existing Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, (ii) any securities held by any other shareholder, including the Holder, be included if any securities held by any selling Existing Holder are excluded or (iii) any securities held by any shareholder other than the selling Existing Holders, Holders and JD Holders be included if any securities held by any selling Existing Holders, Holders or JD Holders are excluded.  For the avoidance of doubt, the rights of Holders and JD Holders to be included in such an offering shall be pari passu with each other. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is an Existing Holder, Holder or JD Holder and which is a venture capital fund, partnership or corporation, the partners, retired partners, the affiliated venture capital funds and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence. If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities, JD Holders’ Registrable Securities or Existing Holders’ Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the registration.

Section 2.8                                   Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

Section 2.9                                   Indemnification.  In the event any Registrable Securities are included in a registration statement under Article 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as such term is defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

(b)           To the extent permitted by law, each selling Holder that has included Registrable Securities in a registration will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 2.9(b) plus any amount under subsection 2.9(d) exceed the net proceeds from the offering out of which such Violation arises received by such Holder, except in the case of willful fraud by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified party (together with all other indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)           If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 2.9(d) plus any amount under subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 2, and otherwise.

Section 2.10         Reports Under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)           take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 or Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Section 2.11         Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Article 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 100,000 shares of such securities (as adjusted for share splits, share combinations, share dividends and the like) (or if the transferring Holder owns less than 100,000 shares of such securities, then all Registrable Securities held by the transferring Holder), (ii) that is a subsidiary, Affiliate, parent, partner, limited partner, retired partner, member, retired member and/or shareholder of a Holder, (iii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, cousin, nephew, niece, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership, or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Article 2.

Section 2.12         Limitations on Registration Rights and Subsequent Registration Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, the registration rights granted by the Company pursuant to this Agreement shall be subject to the condition that the inclusion of any Registrable Securities held by the Holders in any registration filed pursuant to this Agreement shall not reduce the amount of the registrable securities of the other holders of the registration rights contemplated by the Investors’ Rights Agreement.

(b)           From and after the date of this Agreement, the Company shall not, without the prior written consent of Unicorn, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his, her, or its securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (ii) to make a demand registration which could result in such registration statement being declared effective within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.1.

Section 2.13         Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Article 2 after the earlier of (i) May 22, 2020; provided, however, Holder shall not be entitled to exercise any right provided for in this Article 2 during any period that Rule 144 under the Securities Act is available for the sale of all of such Holder’s shares without registration without volume or manner of sale limitation, or (ii) upon termination of this Agreement, as provided in Section 3.1.

ARTICLE 3
MISCELLANEOUS.

Section 3.1            Effectiveness and Termination.  This Agreement shall be effective as to the Parties as of the date hereof. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a Liquidation Transaction (as such term is defined in the Fifth Amended and Restated Articles of Association of the Company, as may be amended from time to time), except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

Section 3.2            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the Parties are expressly cancelled.

Section 3.3            Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 3.4            Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of both Parties.

Section 3.5            Notices.  Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or by facsimile, or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Party to be notified at such Party’s address or facsimile number as set forth below or as subsequently modified by written notice:

If to the Company, at:	Tuniu Corporation
Tuniu Building, No. 699-32
Xuanwudadao, Xuanwu District
Nanjing, Jiangsu Province 210042
People’s Republic of China
Attn: Chief Financial Officer

If to Unicorn, at:	Unicorn Riches Limited
c/o Hony Capital Limited
Suite 2701, One Exchange Square
Central, Hong Kong

Section 3.6            Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

Section 3.7            Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

Section 3.8            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 3.9            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 3.10         Dispute Resolution.

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section. The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at the HKIAC. Any such arbitration shall be administered by the HKIAC. The parties hereby expressly agree that if and when the HKIAC Secretariat invites them pursuant to Article 1.3 of the HKIAC’s Administered Arbitration Rules to agree to the application of those rules, the Parties will decline such invitation and will allow the arbitration to proceed under the UNCITRAL Arbitration Rules. The arbitral award shall be final and binding upon the parties.

(b)           There shall be three (3) arbitrators.  Each Party has the right to appoint one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC.

(c)            The language to be used in the arbitral proceedings shall be English. The prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 3.11         Rights Cumulative; Specific Enforcement.  Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 3.12         Assignment of Rights.  Subject to Section 2.11 of this Agreement, the rights of Unicorn in this Agreement may be assigned by Unicorn, without any amendment of this Agreement or any consent or approval of the Company, to a transferee or assignee that is an Affiliate of Unicorn, or to a third party, in each case, in connection with the transfer of equity securities of the Company held by Unicorn but only to the extent of such transfer, provided that the obligations attaching to the equity securities being transferred shall be transferred to the relevant transferee simultaneously with the transfer of rights and the transferee shall agree in writing to accede to and be bound by this Agreement.

Section 3.13         Further Assurances.  Upon the terms and subject to the conditions herein, each Party agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.14         No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

Section 3.15         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Unless otherwise expressly provided hereunder, any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TUNIU CORPORATION

By:	/s/ Conor Chia-hung Yang
Name:	Conor Chia-hung Yang
Title:	CFO

UNICORN RICHES LIMITED

By:	/s/ Shunlong Wang
Name:	Shunlong Wang
Title:	Director

[Signature Page to the Registration Rights Agreement]